Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

FG Financial Group, Inc.

Itasca, IL

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-253285) and Form S-8 (333-225362, 222-195000 and 333-262041) of FG Financial Group, Inc. of our report dated March 24, 2023, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA LLP

Grand Rapids, Michigan

March 24, 2023